UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2013
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into Material Definitive Agreement.

Asset Purchase Agreement to Acquire Hearthside Food Solutions’ Granola Business

On May 9, 2013, Post Acquisition Sub I, LLC, a Delaware limited liability company (the “Buyer”), a wholly-owned subsidiary of Post Holdings, Inc. (“Post” or the “Company”), entered into an Asset Purchase Agreement (the “APA”) with Hearthside Food Solutions, LLC, a Delaware limited liability company (the “Seller”). Under the APA, Buyer has agreed to acquire substantially all the assets that are used by the Seller in the business of manufacturing, packaging, distributing, selling and marketing private label and branded bulk granola, ready to eat cereals and granola snacks, including assumption of Seller's leased manufacturing facility located in Eugene, Oregon (the “Acquisition”). The Acquisition includes the assumption of substantially all of the operating liabilities related to the business being acquired. Post has unconditionally guaranteed Buyer's obligations under the APA.
At closing, Post will pay the purchase price of $158 million, subject to a working capital adjustment. The APA contains representations, warranties and indemnities customary for a transaction of this type, with additional covenants which relate to the period between signing and closing with respect to the operation of the business being acquired.
The obligations of the parties to complete the Acquisition are subject to certain limited conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of third party consents under material agreements. The transaction is expected to close by June 2013.
The foregoing description of the APA is qualified in its entirety by reference to the complete terms and conditions of the APA, which will be filed with the Company's Quarterly Report on Form 10-Q for the third fiscal quarter of 2013.
On May 9, 2013, Post issued a press release announcing the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
 Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
Exhibit 99.1	Press Release dated May 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 9, 2013	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 9, 2013

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